EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D on 10/14/26 through the market open of the filing date of this Schedule 13D/A.  All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
10/14/2026	Buy	119,870	4.07
10/15/2026	Buy	800	4.12
10/16/2026	Buy	87,331	4.15
10/19/2026	Buy	92,538	4.12
10/20/2026	Buy	96,528	4.12
10/21/2026	Buy	31,731	4.05
10/26/2026	Buy	90,219	3.96
10/27/2026	Buy	38,885	4.04
10/28/2026	Buy	46,560	4.11
10/30/2026	Buy	30,448	4.15
11/2/2026	Buy	6,791	4.24
11/3/2026	Buy	175,844	4.22
11/4/2026	Buy	187,306	4.37
11/5/2026	Buy	698,126	4.10